Exhibit 99.1

EXL Appoints Maurizio Nicolelli as Executive Vice President and Chief Financial Officer

New York, January 28, 2020 — EXL (NASDAQ: EXLS), a leading operations management and analytics company, today announced the appointment of Maurizio Nicolelli to the role of Executive Vice President and Chief Financial Officer effective February 3, 2020. Mr. Nicolelli will join EXL’s Executive Committee and will be based at EXL’s corporate headquarters in New York.

Mr. Nicolelli’s most recent role was Senior Vice President and Chief Financial Officer of Casa Systems (NASDAQ: CASA), which he joined in 2019. Prior to that, he served 23 years at FactSet Research Systems (NYSE: FDS), where he was Senior Vice President, Principal and Chief Financial Officer from 2009 to 2018. During his tenure, FDS grew from $30 million in revenue to $1.4 billion. Mr. Nicolelli had global responsibility for finance, accounting, tax, treasury and investor relations while managing the Market Metrics division until the sale of the business in 2016. He was also an integral leader in FactSet’s M&A efforts with more than 20 acquisitions during his tenure at the Company.

Rohit Kapoor, Vice Chairman and CEO, EXL said, “I am delighted that Maurizio will be joining EXL to lead our finance function and he will be a valuable addition to our senior executive team. I am impressed with his tremendous financial, operational and leadership experience and I believe he is great fit for EXL. At FactSet, he led a strong finance team in a high-growth, technology enabled evolving global business which will benefit EXL as we continue our growth trajectory. His understanding of the critical role of finance in achieving our operational and financial goals will enrich our clients, employees and shareholders.“

“I am excited to join EXL and look forward to collaborating across the organization to increase EXL’s profitability and grow shareholder value,” said Mr. Nicolelli. “I am impressed with EXL’s leadership team, its talented global workforce and financial strength. As clients continue to transform their business operations through technology and analytics, EXL is well positioned for sustainable long-term growth as we enter the new decade.”

Mr. Nicolelli holds a Bachelor of Arts degree from Syracuse University and a Master’s of Business Administration degree from St. John’s University. He is a Certified Public Accountant.

Effective February 3, 2020, Pavan Bagai will resign his role as interim Chief Financial Officer, and will continue in his role as President and Chief Operating Officer.

About EXL

EXL (EXLS) is a leading operations management and analytics company that designs and enables agile, customer-centric operating models to help clients improve their revenue growth and profitability. Our delivery model provides market-leading business outcomes using EXL’s proprietary Digital EXLerator Framework™, cutting-edge analytics, digital transformation and domain expertise. At EXL, we look deeper to help companies improve global operations, enhance data-driven insights, increase customer satisfaction, and manage risk and compliance. EXL serves the insurance, healthcare, banking and financial services, utilities, travel, transportation and logistics industries. Headquartered in New York, New York, EXL has more than 31,000 professionals in locations throughout the United States, Europe, Asia (primarily India and Philippines), South America, Australia and South Africa. For more information, visit www.exlservice.com.

Investor contact:

Steven N. Barlow

Vice President Investor Relations

212-624-5913

steven.barlow@exlservice.com

Media Contact:

Michael Sherrill

Vice President Marketing

646-419-0778

michael.sherrill@exlservice.com